Exhibit 10.1

Confidential portions of this document have been redacted and omitted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission (the "SEC") pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The redacted and omitted portions are indicated with the notation “*” and have been filed separately with the SEC.

Enumeral Biomedical Holdings, Inc.
2014 Equity Incentive Plan

Incentive Stock Option Agreement

Dear Arthur H. Tinkelenberg,

On September 28, 2015, the Compensation Committee of the Company’s Board of Directors (the “Board”) approved a grant of an Incentive Stock Option (the "Option") to you to purchase Common Stock of Enumeral Biomedical Holdings, Inc. (the "Company") pursuant to the Enumeral Biomedical Holdings, Inc. 2014 Equity Incentive Plan (the "Plan"). The Option shall constitute and be treated at all times by you and the Company, to the maximum extent permitted by applicable law, as an “incentive stock option,” as defined under Section 422(b) of the Internal Revenue Code of 1986, as amended.

You are granted an Option to purchase 880,000 shares of Common Stock of the Company at the price of $0.36 per share which represents the Fair Market Value of the Common Stock on the date of grant. The date of grant of this Option is September 28, 2015.

1.                  Vesting. This Option may be exercised only to the extent it is vested. Subject to you remaining in the employ of the Company on the applicable vesting dates below, this Option shall vest as follows:

•	440,000 shares underlying this Option shall vest and become exercisable in 48 consecutive monthly installments on the 28th day of each month, with the first installment on October 28, 2015;
•	220,000 shares underlying this Option shall vest and become exercisable upon the Company entering into a collaboration agreement with either an academic institution or a corporate partner on terms acceptable to the Board; and
•	220,000 shares underlying this Option shall vest and become exercisable upon the closing of an equity financing transaction on terms acceptable to the Board with gross proceeds to the Company of at least $*.

2.                  Duration of Option. Except as otherwise provided herein, this option may be exercised for three (3) months after you terminate employment with the Company, provided, however in the event your termination of employment is due to your death or disability, the Option may be exercised for one year following such event. In no case, however, may the Option be exercised after September 27, 2025.

3.                  Exercise of Option.

(a)                Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set out in Section 1.

(b)               Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit A (the "Exercise Notice"), which shall state the election to exercise the Option, the number of shares of Common Stock in respect of which the Option is being exercised (the "Exercised Shares"), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be completed by you and delivered to the Corporate Secretary. The Exercise Notice shall be accompanied by payment of the aggregate exercise price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate exercise price.

No shares of Common Stock shall be issued pursuant to the exercise of this Option unless such issuance and exercise comply with applicable laws. Assuming such compliance, for income tax purposes the exercised Shares shall be considered transferred to you on the date the Option is exercised with respect to such Exercised Shares.

4.             Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at your election:

(a)              cash;

(b)              check;

(c)              consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; or

(d)              surrender of other shares of Common Stock which (i) in the case of shares of Common Stock acquired upon exercise of an option, have been owned by you for more than six (6) months on the date of surrender, AND (ii) have a fair market value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares.

5.             Non-Assignability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during your lifetime only by you except in the case of your disability, this Option may be exercised by your representative. The terms of the Plan and this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.

The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by the Company and you. This Agreement is governed by the laws of the State of Delaware.

[Signature page follows]

By your signature and the signature of the Company's representative below, you and the Company agree that the Option is granted under and governed by the terms and conditions of the Plan and this Agreement. You have reviewed the Plan and this Agreement in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understand all provisions of the Plan and this Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors upon any questions relating to the Plan and Agreement. You further agree to notify the Company upon any change in your residence address indicated below.

PARTICIPANT	ENUMERAL BIOMEDICAL
HOLDINGS, INC.

/s/ Arthur H. Tinkelenberg, Ph.D.	/s/ Kevin G. Sarney
Signature	By: Kevin G. Sarney
Title: Vice President of Finance, Chief
Accounting Officer and Treasurer

Arthur H. Tinkelenberg, Ph.D.
Print Name

________________________________
Residence Address

Exhibit A

EXERCISE NOTICE

Enumeral Biomedical Holdings, Inc.

200 CambridgePark Drive, Suite 2000

Cambridge, MA 02140

(date)

Re: Incentive Stock Option

Notice is hereby given pursuant to Section 3 of my Agreement that I elect to purchase the number of shares set forth below at the exercise price set forth in my Agreement:

Stock Option dated:	_____________________

Number of shares being purchased:	_____________________

Option Exercise Price Per Share	_____________________

Aggregate Option Exercise Price	_____________________

A check in the amount of the aggregate price of the shares being purchased is attached.

I understand that the shares of Common Stock that I receive upon exercise of my Option may not be freely tradable.

Further, I understand that, as a result of this exercise of rights, I will recognize income in an amount equal to the amount by which the fair market value of the shares of Common Stock exceeds the exercise price. I agree to report such income in accordance with then applicable law and to cooperate with the Company in establishing the withholding and corresponding deduction to the Company for its income tax purposes.

I agree to provide to the Company such additional documents or information as may be required pursuant to the Company’s 2014 Equity Incentive Plan.

(Signature)

(Name of Optionee)